EXHIBIT 4.4

             AMENDMENT NO. 2 TO INFORETECH WIRELESS TECHNOLOGY, INC.
                          2001 STOCK COMPENSATION PLAN


The Inforetech Wireless Technology, Inc. 2001 Stock Compensation Plan (the "Plan") is hereby amended as follows:

         1. Increase in Stock Subject to Plan. Paragraph 4 of the Plan is hereby amended to increase the maximum number of Shares that may be issued or transferred pursuant to the Plan from 20,000,000 Shares to 30,000,000 Shares.

         2. Termination. Paragraph 8 of the Plan is hereby amended to provide that the Plan shall terminate on the day preceding the fourth anniversary of its effective date.

In all other respects the Plan remains in full force and effect.



DATED: November 6, 2003                  GPS INDUSTRIES, INC.



                                 By: /s/ Robert C. Silzer, Sr.
                                         --------------------------------
                                         Robert C. Silzer, Sr.
                                         Chief Executive Officer